UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 15, 2013

INGREDION INCORPORATED

(Exact Name of Registrant as Specified in Its Charter)

Delaware	1-13397	22-3514823
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

5 Westbrook Corporate Center, Westchester, Illinois	60154-5749
(Address of Principal Executive Offices)	(Zip Code)

(708) 551-2600

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers, Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)  Election of New Directors.

On October 15, 2013, the Board of Directors of Ingredion Incorporated (the “Company”) elected Victoria Reich and Rhonda L. Jordan to be directors of the Company, effective November 1, 2013.  The Board also appointed Ms. Reich to the Audit Committee of the Board of Directors and Ms. Jordan to the Compensation Committee of the Board of Directors effective November 1, 2013.

There are no arrangements or understandings between Ms. Reich and/or Ms. Jordan and any other persons pursuant to which Ms. Reich and/or Ms. Jordan were selected as directors.

Ms. Reich, age 56, served as the Senior Vice President and Chief Financial Officer of United Stationers Inc., a wholesale distributor of business products, from June 2007 until July 2011. Prior to that, Ms. Reich spent ten years with Brunswick Corporation, a manufacturer of recreation products, where she most recently was President of Brunswick European Group from 2003 until 2006. She served as Brunswick’s Senior Vice President and Chief Financial Officer from 2000 to 2003 and as Vice President and Controller from 1996 until 2000. Before joining Brunswick, Ms. Reich spent 17 years at General Electric Company, a diversified technology, media and financial services company, where she held various financial management positions.  Ms. Reich is a director of H&R Block, Inc., a provider of tax preparation and related services, and a director of Ecolab Inc., a provider of water and hygiene services and technologies for the food, hospitality, industrial and energy markets.  She holds a Bachelor of Science degree in applied mathematics and economics from Brown University.

Ms. Reich’s experience includes serving as the Chief Financial Officer of two public companies and accounting, financial, operating and general management experience, including responsibility for international operations while living and working outside the U.S.  Ms. Reich is a member of the audit and finance committees of H&R Block and is vice-chair of the audit committee and a member of the safety, health and environment committee of Ecolab.

Ms. Jordan, age 56, served as President, Global Health & Wellness, and Sustainability of Kraft Foods Inc., one of the largest consumer packaged food and beverage companies in North America and one of the largest worldwide among publicly traded consumer packaged food and beverage companies, from September 2010 until March 2012 and in that role led the development of Kraft’s health & wellness and sustainability strategies and plans for the company, including marketing, product development, technology, alliances and acquisitions. Prior to being named President, Health & Wellness in September 2010, she was the President of the Cheese and Dairy business unit of Kraft. From 2006 to January 2008 she served as the President of the Grocery business unit of Kraft and from 2004 to 2005 she was the Senior Vice President, Global Marketing for Kraft Cheese and Dairy. Ms. Jordan is a director of Colfax Corporation, a diversified global industrial manufacturing and engineering company that provides gas- and fluid-handling and fabrication technology products and services to commercial and governmental customers around the world under the Howden, ESAB and Colfax Fluid Handling brand names, and Bush Brothers & Company, a significant, privately held branded vegetable processor.  She holds a Bachelor of Arts degree in arts management from Northwestern University and a Masters of Business Administration degree from the Kellogg School of Management at Northwestern University.

Ms. Jordan’s experience includes 25 years of operating, general management and marketing experience within a large, global corporation.  She serves as chairman of the compensation committee and a member of the nominating and corporate governance committee of Colfax and chairman of the compensation committee of Bush Brothers.

Ms. Reich and Ms. Jordan will receive compensation consistent with that provided to all non-employee directors, as described in the discussion under the heading Director Compensation on pages 21 through 23 of the Company’s Proxy Statement dated April 2, 2013. The Company will enter into standard indemnification agreements with Ms. Reich and Ms. Jordan.

There have been no transactions, nor are there any currently proposed transactions, to which the Company was, is or is to be a participant and in which Ms. Reich and/or Ms. Jordan or any member of either of their immediate families had, has or will have, a direct or indirect material interest.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INGREDION INCORPORATED

Date: October 16, 2013	By:	/s/ Cheryl K. Beebe
Cheryl K. Beebe
Executive Vice President and Chief Financial Officer